EXHIBIT 99.1

NEWS RELEASE for March 24, 2003

Contact:	Allen & Caron Inc	Catalina Lighting Inc
	Jay Mckeage (investors)	Stephen Marble
	jay@allencaron.com	Chief Financial Officer
	(212) 691-8087	(305) 558-4777
or
Kari Paskewicz (media)
kari@allencaron.com
(630) 759-9640

CATALINA LIGHTING REVISES SALES GUIDANCE FOR 2003

MIAMI (March 24, 2003) ... Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of residential and office lighting products, said today that although it is now forecasting lower sales, it continues to expect earnings for the year ending September 30, 2003 to be between $0.93 and $0.97 per diluted share, up from $0.18 per share for the year prior.

Catalina CEO Bob Varakian commented, “We feel it prudent to lower sales expectations in light of softened economic conditions, the current competitive environment and the uncertain geopolitical situation. But while our sales outlook for the year is lower, we are now anticipating an increase in our gross margin percentage due to an improvement in our customer and product mix. We expect that the resulting higher gross margin, together with the benefits from our continuing efforts to reduce selling, general and administrative expenses, will allow us to report earnings per share in the mid-90-cent range, a significant gain from last year.”

The Company now anticipates sales for fiscal 2003 to be approximately $200 million, compared to sales of $220 million for the year ended September 30, 2002, and a previous forecast of approximately $230 million communicated in December 2002. Given the challenges in the current retail environment, the Company continues to monitor its revenue and earnings forecasts closely.

About Catalina Lighting Inc

Catalina Lighting Inc is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; and other risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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